                                                                   Exhibit 10-21

                           PRODUCER - CUSTOMER NMP-2
                           REVENUE SHARING AGREEMENT

     This Revenue Sharing Agreement ("Agreement"), dated as of the 11th day of December, 2000, by and between Constellation Nuclear, LLC, ("PRODUCER"), a Maryland limited liability company with offices located at 39 West Lexington Street, 18th Floor, Baltimore, MD 21201, and Niagara Mohawk Power Corporation ("CUSTOMER"), a New York corporation with offices located at 300 Erie Boulevard West, Syracuse, NY 13202 (PRODUCER and CUSTOMER are each referred to herein as a "Party", and collectively as the "Parties").

W I T N E S S E T H:
-------------------

     WHEREAS, PRODUCER and CUSTOMER have entered into an Asset Purchase Agreement pursuant to which CUSTOMER has agreed to sell and PRODUCER has agreed to purchase, certain interests in the Nine Mile Point Unit 2 Nuclear Generating Station ("NMP-2"), dated December 11, 2000 (the "NMP-2 APA");

     WHEREAS, simultaneously with the execution of this Agreement, PRODUCER and CUSTOMER have entered into a Power Purchase Agreement of even date herewith pursuant to which PRODUCER has agreed to sell and CUSTOMER has agreed to purchase certain energy and installed capacity from NMP-2 (the "NMP-2 PPA"); and

     NOW, THEREFORE, in consideration of these premises, the mutual agreements set forth herein and other good and valuable consideration, and intending to be legally bound, the Parties agree as follows:

     1.   DEFINITIONS.

          1.1 "Contract Month" shall mean each consecutive calendar month starting with the calendar month in which the Effective Date occurs and ending with (but including) the calendar month during which the Agreement expires.

          1.2 "Contract Quarter" shall mean each consecutive period comprised of three (3) consecutive Contract Months beginning with the Contract Month in which the Effective Date occurs. If the Agreement does not expire on the last day of a Contract Month, then the Contract Month during which the Agreement expires shall constitute a Contract Quarter.

          1.3 "Effective Date" shall mean the first full day after the expiration or termination of the NMP-2 PPA pursuant to its terms.

                                       1
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          1.4  "Energy" shall mean a quantity of electricity that is bid, produced, consumed, sold, or transmitted over a period of time, and measured or calculated in megawatt hours (MWh).

          1.5 "Floor Price" shall mean the price as defined in Section 4.3 of this Agreement.

          1.6 "Interest Rate" shall mean, for any date, the interest equal to the prime rate of Citibank as may from time to time be published in The Wall Street Journal under "Money Rates".

          1.7  "Market Capacity Price" shall mean the price as defined in
               Section 4.3 of this Agreement.

          1.8  "Market Energy Price" shall mean the price as defined in Section
               4.3 of this Agreement.

          1.9 "Market Price" shall mean the price as defined in Section 4.3 of this Agreement.

          1.10 "Monthly Price Adjustment" shall mean the value as calculated under Section 4.3 of this Agreement.

          1.11 "Monthly "New York Independent System Operator" or "NYISO" shall mean the organization formed in accordance with orders of the Federal Energy Regulatory Commission to administer the operation of, to provide equal access to, and to maintain the reliability of the bulk-power transmission system in New York State, or any successor organization.

          1.12 "Negative Price Adjustment Amount" shall mean the value as calculated under Section 4.4 of this Agreement.

          1.13 "Net Electric Output" shall mean the Energy production generated by NMP-2 less (a) the Energy used to operate NMP-2, but excluding Off-site Power Service used to operate NMP-2 as defined in the NMP-2 ICA, and (b) the Energy used in the transformation and transmission of electric power to the Delivery Point, provided that for purposes of this Agreement, such Net Electric Output shall not be less than zero.

          1.14 "Positive Price Adjustment Amount" shall mean the value as calculated under Section 4.5(i) of this Agreement.

          1.15 "Price Adjustment" shall mean the value as calculated under
               Section 4.3 of this Agreement.

                                       2
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     2.   CONDITION PRECEDENT. It is a condition precedent to the obligations of
PRODUCER and CUSTOMER under this Agreement that the Closing shall have occurred.

     3. TERM. The term ("Term") of this Agreement shall begin on the Effective Date and shall expire at 12:00, midnight, prevailing Eastern Time as applicable on the day that is exactly ten (10) years after the Effective Date.

     4.   PURCHASE PRICE ADJUSTMENT.

          4.1 As adjustments to the purchase price for NMP-2, PRODUCER shall pay to CUSTOMER the Price Adjustments as calculated in this
               Section 4. An example of the calculation and application of the Price Adjustment described in this Section 4 is set forth in Appendix A hereto.

          4.2 A Price Adjustment shall be calculated for each Contract Quarter starting with the Effective Date through the Term of this Agreement.

          4.3 The Price Adjustment for each Contract Quarter shall be equal to the sum of the Monthly Price Adjustments for each Contract Month in the Contract Quarter. The Monthly Price Adjustment for each Contract Month shall be calculated as follows:

               Monthly Price
               Adjustment =        [Market Price - (Floor Price x Monthly Base
                                   Price Factor)] x forty-one percent (41%) x
                                   (the sum of the Net Electric Output during each hour of the Contract Month up to a maximum total amount of Energy in each such hour of 1,148 MWh).

               where:

               Market Price =      Market Energy Price + Market Capacity Price
                                   for the respective Contract Month.

               Market
               Energy Price =      The average over all hours of the respective
                                   Contract Month of the day-ahead locational based market price ("LBMP") paid to producers for energy at the NMP-2 Delivery Point
                                   (defined in the NMP-2 Interconnection
                                   Agreement) specified and published by the NYISO or, if the NYISO does not specify or publish an LBMP for the NMP-2 Delivery Point,

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                                   the LBMP specified and published by the NYISO
                                   for the region in which the NMP-2 Delivery
                                   Point is located. In the event the NYISO ceases to provide such prices, the Parties shall in good faith undertake commercially reasonable efforts to agree on a substitute indices to reflect the value of Energy located at the NMP-2 Delivery Point. Failure of the parties to agree to such alternative indices shall constitute a dispute to be resolved in accordance with the provisions of
                                   Section 5.4.

               Market
               Capacity Price =    The market value of the installed capacity of
                                   NMP-2, expressed in $/MWh. The measure will reflect the weighted average of the market prices paid to producers for installed capacity at the NMP-2 Delivery Point as published by the NYISO in its installed capacity auctions. Where Market Capacity
                                   Prices are posted in units of $/kW-month, such conversion to units of $/MWh shall be the result of the posted price in $/kW-month, multiplied by 41.66666, divided by the number of days in the month. (For example, if the posted price was $1.50 /kW-month for a month which is 30 days long, the $/MWh would be $2.0833/MWh [($1.50 x 41.6666)/30]. Note
                                   41.6666 = 1000kW/MWh/24 hours per day). In the event NYISO ceases to provide such prices, the Parties shall in good faith undertake commercially reasonable efforts to agree on a substitute indices to reflect the value of installed capacity located at the NMP-2 Delivery Point. Failure of the parties to agree to such alternative indices shall constitute a dispute to be resolved in accordance with the provisions of Section
                                   5.4.

               Floor Price =       Set forth in Schedule 1.

               Monthly Base
               Price Factor =      Set forth in Schedule 2.

          4.4 If the Price Adjustment for a Contract Quarter is negative, PRODUCER shall accrue eighty percent (80%) of that negative

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               Price Adjustment (that 80% defined herein as the "Negative Price
               Adjustment Amount") to be credited against Positive Price Adjustment Amounts, if any, for subsequent Contract Quarters, thereby reducing such Positive Price Adjustment Amounts until the full amount of such Negative Price Adjustment Amounts has been so credited.

          4.5 If the Price Adjustment for a Contract Quarter is positive, PRODUCER shall:

               (i) take 80% of that positive Price Adjustment (the 80% defined herein as the "Positive Price Adjustment Amount"); then

               (ii) credit against and reduce the Positive Price Adjustment Amount by the sum of any Negative Price Adjustment Amounts for prior Contract Quarters, to the extent that any such Negative Price Adjustment Amounts have not been credited against Positive Price Adjustment Amounts; then

               (iii) make payment of the Purchase Price Adjustment in an amount equal to any Positive Price Adjustment Amount remaining after crediting any Negative Price Adjustment Amounts as described in (ii) above.

          4.6 Negative Price Adjustment Amounts calculated with respect to a Contract Quarter shall only be credited against Positive Price Adjustment Amounts, if any, for subsequent Contract Quarters. CUSTOMER shall have no obligation to make any payment to PRODUCER in respect of any Negative Price Adjustment Amount, whether by way of refund of payments made by PRODUCER in respect of Positive Price Adjustment Amounts for prior Contract Quarters, payment for Negative Price Adjustment Amounts which are not followed by Positive Price Adjustment Amounts against which such Negative Price Adjustment Amounts may be credited, or otherwise.

          4.7 Extraordinary Inflation: On each anniversary of the date hereof, if the United States Gross Domestic Product Implicit Price Deflator (as reported quarterly by the United States Department of Commerce; the "GDP Deflator") for the most recently reported quarterly period has increased by more than 5% from the same quarterly period in the prior year, the Floor Price for each subsequent Contract Year set forth in Schedule 1 hereof, shall be increased by the percentage amount such increase is greater than 5%. For example, if on the first anniversary date hereof the GDP

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               Deflator for the most recent quarter equals 112, and the GDP
               Deflator for the same quarter reported in the previous year was 105, each Contract Year in Schedule 1 hereof shall be increased by 1.66%.

     5.   PAYMENT AND DISPUTES.

          5.1 Statements and Payments. PRODUCER shall prepare a statement ("Statement") for each Contract Quarter showing the Price Adjustment Payment due to CUSTOMER, if any, for such Contract Quarter and the calculation of the Price Adjustment Amount for such Contract Quarter (whether positive or negative). PRODUCER will provide to CUSTOMER such Statement on or before the tenth
               (10th) Business Day after the final Contract Month of each Contract Quarter. PRODUCER shall pay the amount due, if any, by wire transfer of immediately available funds to an account specified by CUSTOMER not later than the fifth (5th) Business Day after the date on which PRODUCER provides the Statement.

          5.2 Overdue Payments. Overdue payments shall accrue interest at the Interest Rate from, and including the due date to, but excluding, the date of payment.

          5.3 Billing Disputes. If CUSTOMER, in good faith, disputes any Statement or part thereof, CUSTOMER shall notify PRODUCER in writing of the basis for the dispute within ten (10) business days of receipt of the Statement. If it is subsequently determined by arbitration or agreed that an adjustment to the Statement is appropriate, PRODUCER will prepare and issue a revised Statement not later than ten (10) Business Days after it is determined that an adjustment is appropriate. Any Price Adjustment Payment due to CUSTOMER pursuant to the revised Statement shall be paid by wire transfer of immediately available funds to the account specified by CUSTOMER not later than three
               (3) Business Days from the date the revised Statement is issued and shall include interest accrued at the Interest Rate until the date paid.

          5.4  Dispute Resolution.

               5.4.1 All claims, disputes, and other matters concerning the interpretation and enforcement of this Agreement, shall be submitted to binding arbitration in New York, NY and shall be heard by three neutral arbitrators under the Commercial Arbitration Rules of the American Arbitration Association.

                                       6
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               5.4.2 Only the Parties hereto and their designated
                     representatives shall be permitted to participate in any arbitration initiated pursuant to this Agreement. The arbitration process shall be concluded not later than six
                     (6) months after the date that it is initiated. The award of the arbitrators shall be accompanied by a reasoned opinion if requested by either Party. The award rendered in such a proceeding shall be final. The Parties shall keep the award, and any opinion issued by the arbitrators, confidential unless the Parties agree otherwise. Any award of amounts due shall include interest accrued at the Interest Rate until the date paid. Judgment may be entered upon the arbitration opinion and award in any court having jurisdiction.

               5.4.3 The procedures for the resolution of disputes set forth herein shall be the sole and exclusive procedures for the resolution of disputes. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of a dispute. All negotiations pursuant to these procedures for the resolution of disputes will be confidential, and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence and similarly applicable rules or regulations of any state or federal regulatory agency with jurisdiction over a Party.

     6.   CONTRACT ADMINISTRATION AND OPERATION.

          6.1 Company Representative. PRODUCER and CUSTOMER shall each appoint a representative (collectively, the "Company Representatives"), who will be duly authorized to act on behalf of the Party that appoints him/her, and with whom the other Party may consult at all reasonable times, and whose instructions, requests, and decisions shall be binding on the appointing Party as to all matters pertaining to the administration of this Agreement.

          6.2 Record Retention and Access. PRODUCER and CUSTOMER shall each keep complete and accurate records and all other data required by either of them for the purpose of proper administration of this Agreement, including such records as may be required by state or federal regulatory authorities. All such records shall be maintained for a minimum of five (5) years after the creation of the record or data and for any additional length of time required by state or federal regulatory agencies with jurisdiction over PRODUCER or CUSTOMER. PRODUCER and CUSTOMER, on a

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               confidential basis, will provide reasonable access to records kept pursuant to this Section of this Agreement. The Party seeking access to such records shall pay 100% of any out-of-pocket costs the other Party incurs to provide such access.

          6.3 Notices. All notices pertaining to this Agreement not explicitly permitted to be in a form other than writing shall be in writing and shall be given by same day or overnight delivery, electronic transmission, certified mail, or first class mail. Any notice shall be given to the other Party as follows:

               If to PRODUCER:

               Constellation Nuclear, LLC
               39 West Lexington Street
               18/th/ Floor
               Baltimore, MD 21201
               Attn: Robert E. Denton
               Title: President
               Phone: (410) 234-6149
               Facsimile: (410) 234-5323

               If to CUSTOMER:

               Niagara Mohawk Power Corporation
               300 Erie Boulevard West
               Attn: Clement E. Nadeau
               Title: Vice President
               Phone: (315) 428-6492
               Facsimile: (315) 428-5722

               If given by electronic transmission (including telex, facsimile or telecopy), notice shall be deemed given on the date received and shall be confirmed by a written copy sent by first class mail. If sent in writing by certified mail, notice shall be deemed given on the second business day following deposit in the United States mails, properly addressed, with postage prepaid. If sent by same-day or overnight delivery service, notice shall be deemed given on the day of delivery. PRODUCER and CUSTOMER may, by written notice to the other, change its representative(s) including its Company representative and the address to which notices are to be sent.

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     7.   CONFIDENTIALITY. Except as otherwise required by law, the Parties shall keep confidential the terms and conditions of this Agreement and the transactions undertaken pursuant hereto. If a Party is required to file this Agreement with any regulatory body or court, it shall seek trade secret or similar protection from such authority and promptly notify the other Party.

     8. GOVERNMENT REGULATION. This Agreement and all rights and obligations of the Parties hereunder are subject to all applicable federal, state and local laws and all duly promulgated orders and duly authorized actions of governmental authorities having proper and valid jurisdiction over the terms of this Agreement. Further, if at any time following receipt of any regulatory approvals required for the initial effectiveness of the NMP-2 Sale, the New York Public Service Commission, any legislature, any agency, or any court takes any action relating to or affecting this Agreement, the payments required to be made hereunder, or CUSTOMER's reflection in rates thereof, neither CUSTOMER or PRODUCER shall have any right to seek damages from the other, to discontinue performance under this Agreement, or to modify or seek to modify any of the terms and conditions in any way as a consequence of such action.

     9. GOVERNING LAW/CONTRACT CONSTRUCTION. This Agreement shall be interpreted, construed, and governed by the law of the State of New York. For purposes of contract construction, or otherwise, this Agreement is the product of negotiation and neither Party to it shall be deemed to be the drafter of this Agreement or any part hereof. The Section and Subsection headings of this Agreement are for convenience only and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

     10. WAIVER AND AMENDMENT. Any waiver by either Party of any of the provisions of this Agreement must be made in writing, and shall apply only to the instance referred to in the writing, and shall not, on any other occasion, be construed as a bar to, or a waiver of, any right either Party has under this Agreement. The Parties may not modify, amend, or supplement this Agreement except by a writing signed by the Parties.

     11. BINDING EFFECT; NO THIRD-PARTY RIGHTS OR BENEFITS. This Agreement is entered into solely for the benefit of PRODUCER and CUSTOMER, and their respective successors and permitted assigns, and therefore is not intended and shall not be construed to confer any rights or benefits on any third-party.

     12. ENTIRE AGREEMENT. This Agreement contains the complete and exclusive agreement and understanding between the Parties as to its subject matter.

     13. ASSIGNMENT. CUSTOMER shall have right to assign the Agreement in whole or in part without consent of PRODUCER. Partial assignments are subject to a 50-MW minimum. PRODUCER shall not have the right to assign this Agreement without CUSTOMER's prior written consent, provided that PRODUCER or its
                                          --------
permitted assignee, without CUSTOMER's consent, may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to an Affiliate (an "Assignee Entity") of PRODUCER at least 68% of the equity securities of which are owned by PRODUCER; provided, however, (i) any
                                                  --------  -------
minority owner of the Assignee Entity shall be that entity contemplated to become an equity owner of PRODUCER's affiliated merchant energy group as set forth in that certain press release issued by Constellation Energy Group on October 23, 2000, (ii) no minority owner of the Assignee Entity may have any control or management or operational rights or role with respect to the Assignee Entity , and (iii) no such assignment shall relieve or discharge PRODUCER from any of its obligations hereunder or shall be made if it would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or materially increase the costs of the transactions contemplated by this Agreement.

     14. SIGNATORS' AUTHORITY/COUNTERPARTS. The undersigned certify that they are authorized to execute this Agreement on behalf of their respective Parties. This Agreement may be executed in two or more counterparts, each of which shall be an original. It shall not be necessary in making proof of the contents of this Agreement to produce or account for more than one such counterpart.

     15. NO DEDICATION OF FACILITIES. No undertaking by PRODUCER or CUSTOMER under any provision of this Agreement shall be deemed to constitute the dedication of any portion of NMP-2 to the public, to CUSTOMER, or to any other entity.

     IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Agreement by the undersigned duly authorized representatives as of the date first stated above.

PRODUCER                               CUSTOMER

By:_________________________           By:_______________________

Name:_______________________           Name:_____________________

Title:______________________           Title:____________________


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SCHEDULE 1
----------
Floor Price
-----------

Contract Year     1      2      3      4      5      6      7      8      9     10

Floor Price   40.75  41.57  42.40  43.25  44.11  44.99  45.89  46.81  47.75  48.70
($/MWh)

SCHEDULE 2
----------
Monthly Base Price Factor
-------------------------

For every year of the Term:

                      ----------------------------------
                                             BASE PRICE
                         MONTH                FACTOR
                      ----------------------------------
                       January                0.9176
                      ----------------------------------
                       February               0.9192
                      ----------------------------------
                       March                  0.7729
                      ----------------------------------
                       April                  0.7707
                      ----------------------------------
                       May                    1.0461
                      ----------------------------------
                       June                   1.1687
                      ----------------------------------
                       July                   1.3861
                      ----------------------------------
                       August                 1.4450
                      ----------------------------------
                       September              1.1275
                      ----------------------------------
                       October                0.7801
                      ----------------------------------
                       November               0.7707
                      ----------------------------------
                       December               0.8954
                      ----------------------------------

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